Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions

.

AMENDED AND RESTATED MARKETING AGREEMENT

This Amended and Restated Marketing Agreement (the “Agreement”) is made effective as of the 5th day of November 2007 (the "Effective Date"), by and between Emergent BioDefense Operations Lansing Inc. (formerly known as BioPort Corporation), a Michigan corporation having offices at 3500 N. Martin Luther King, Jr., Blvd., Lansing Michigan 48906 (“Emergent”) and Intergen N.V., a corporation of the Netherlands Antilles, its address being c/o Tarma Trust Management, Castorweg 22-24, Curacao, Netherlands Antilles (“Intergen”) (Emergent and Intergen each a “Party” and collectively the “Parties”).

WHEREAS, Intergen and Emergent entered into an Amended and Restated Marketing Agreement, effective January 1, 2000 (the “Prior Agreement”), whereby Intergen agreed to serve as Emergent’s representative in certain countries in the Middle East and North Africa with regard to the promotion and sale of BioThrax® (Anthrax Vaccine Adsorbed) and such other vaccines against biological warfare threat agent for which Emergent obtains approval;

WHEREAS, the Prior Agreement, as amended by Supplement No. 1 on September 15, 2006, expired on the Effective Date;

WHEREAS, Intergen represents that it has made substantial progress in promoting the sale of BioThrax in the Middle East, and, in particular, in Saudi Arabia;

WHEREAS, Emergent acknowledges that the progress that Intergen has made to date in developing a market for BioThrax in the Middle East has been at Intergen’s own cost; and

WHEREAS, the Parties desire to extend the relationship established by the Prior Agreement, and amend and restate the Prior Agreement in its entirety, to provide Intergen with the opportunity to consummate the sales on which it has been working;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, agree as follows:

1.        Definitions. For purposes of this Agreement, the terms listed below shall have the meaning ascribed to them in this Section 1:

“Affiliates,” when used with respect to a particular Person, means a Person that, directly or indirectly, controls, is controlled by or is under common control with such particular Person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“BioThrax” means BioThrax® (Anthrax Vaccine Adsorbed).

“Confidential Information” means information relating to the business, prospective business, technical processes, finances, price lists, customer lists, employees, facilities, operations, financial condition and results, inventions, improvements, trade secrets, know-how, processes, formulas, methods, assays, data, instrumentation, sales and marketing strategy, standard operating procedures, clinical trials, non-clinical studies, study protocols, investigators’ brochures, manufacturing processes, and other technical or scientific information in written, electronic or oral form, whether or not marked as “confidential” or “proprietary.” Notwithstanding the above, Confidential Information shall not include (a) information that is now in, or hereafter enters, the public domain through no fault of the receiving party; (b) information that was previously known by the receiving party independently of the disclosing party; (c) information that is independently developed by the receiving party; (d) information that is disclosed with the written approval of the other party; (e) information that is received from a third party without a duty of confidentiality.

“Contract” means any written, legally binding, unconditional and irrevocable commitment to purchase Product, subject only to the condition of delivery of Product, between Emergent and a customer in the Territory, provided that Intergen (a) introduced the customer to Emergent and (b) engaged in meaningful activity that led to the purchase transaction, as reasonably determined by Emergent, provided further that the foregoing provision shall not apply prior to November 5, 2008.

“Contract Value” means the total committed face dollar amount of a Contract, regardless of the duration of such Contract.

“Dollars” and “$” means dollars in the legal tender of the United States of America.

“Emergent” means Emergent and its Affiliates.

“Malaysian Venture” means the relationship between Emergent and Nine Bio National Institute for Natural Products, Vaccines and Biologicals regarding the joint development and commercialization of biodefense countermeasures and other medical products and the entity or entities formed pursuant to that relationship.

“Net Sales” means the actual amount of the payment to, and funds received by, Emergent for the sale of Product under a Contract (“Gross Sales”), less the following deductions: (a) any discounts actually granted by Emergent; (b) chargebacks, retroactive price reductions or allowances actually allowed or granted; (c) rebates actually paid or credited; (d) amounts actually repaid or credited by reason of rejections, recalls, defects or returns and all reasonable expenses incurred in processing such returns; (e) taxes (such as sales, use, import, or export taxes) actually paid; and (f) freight, insurance and other transportation charges actually incurred; provided however, that the amounts set forth in subsections (e) and (f) shall not exceed in the aggregate seven and one-half percent (7.5%) of Gross Sales; provided, however, that, for purposes of calculating Net Sales of Product sold by the Malaysian Venture to customers in the Territory, Gross Sales shall mean the actual amount of the payment to, and funds received by, Emergent for the sale of Product to the Malaysian Venture (and not the amount of the payment by a customer in the Territory to the Malaysian Venture for the sale of Product under a Contract).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, lenders, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Products” means the products set forth on Schedule 1 hereto.

“Reimbursable Out-of-Pocket Expenses” means commissions and fees payable to third-party, non-Affiliate consultants, distributors, agents, and other representatives (including third parties performing FCPA due diligence) retained by Intergen or reasonably required by a customer in the Territory for the execution of a Contract or the consummation of a sale thereunder.

“Term” means November 5, 2007 through and including November 5, 2008, unless earlier terminated pursuant to the terms of the Agreement or extended by operation of Section 7.2 of the Agreement or by written amendment executed by a duly authorized representative of each Party.

“Territory” means the countries specifically set forth on Schedule 2 hereto; provided however that the Territory does not include any country to which export of Products is prohibited by the USG.

“USG” means the United States Government.

2.	APPOINTMENT

2.1      Emergent appoints Intergen to be its marketing representative with regard to the sale and promotion of the Products in the Territory.

2.1.1	Intergen’s appointment shall be exclusive until November 5, 2008.

2.1.2	If the Agreement is extended beyond November 5, 2008, Intergen’s appointment shall become non-exclusive.

2.1.3

Emergent shall have the right to retain other representatives for the sale and promotion of the Products in the Territory; provided however, that (1) Emergent shall notify Intergen in advance of the appointment of any such representatives and (2) Intergen and Emergent shall work together to minimize any interference between Intergen and such third party representative.

2.1.4

For the avoidance of doubt, the sale of Products in the Territory by the Malaysian Venture shall be considered for purposes of this Agreement as the sale of Products by Emergent. Notwithstanding the foregoing, Intergen agrees that it shall not, directly or indirectly, pursue a legal claim, lawsuit, or other action against Emergent or the Malaysian Venture for any purported violation of Section 2.1.1 of this Agreement as a result of the sale by the Malaysian Venture of Product to any customer in the Territory.

2.2      During the Term, Intergen shall provide services to Emergent in accordance with the terms and conditions set out in this Agreement.

2.3      The Parties acknowledge and agree that Intergen shall have the right to, in its sole discretion, hire such employees, engage such consultants and appoint such agents as it deems appropriate to perform its obligations hereunder, at Intergen’s cost pursuant to Article 6, below. Intergen further agrees that such consultants, employees or agents shall be bound by the obligations and restrictions set forth in Sections 3.2, 12, and 13, below. Intergen shall be responsible for compliance by its employees, consultants, and agents with the terms of this Agreement.

3.	DUTIES OF INTERGEN

3.1      Throughout the term of this Agreement, Intergen shall perform a variety of marketing and other activities as follows:

3.1.1   Assist Emergent with the promotion and sale of the Products throughout the Territory and assist with inquiries or orders received for Products;

3.1.2   Advise Emergent on advantageous pricing structures for the Products, from time to time;

3.1.3   Safeguard the property, rights, and interests of Emergent and assist Emergent in taking all steps to defend the rights of Emergent;

3.1.4   Assist Emergent with promptly obtaining and maintaining all licenses, permits and authorizations as may be required from time to time in connection with the supply of the Products to the Territory;

3.1.5   Supply customers and potential customers with (i) such literature as may be commercially prudent for the purpose of promoting sales of the Products within the Territory and (ii) catalogs and such other information that are necessary for proper presentation and solicitation of Product sales;

3.1.6   Promptly forward to Emergent a duplicate copy of every communication, letter, opportunity and order relating to the supply of the Products (directly or indirectly) to Persons in the Territory;

3.1.7   Keep Emergent informed from time to time as to the market for the Products in the Territory, the prices at which customers and potential customers are prepared to buy the Products, and use its best efforts to give Emergent notice of any change in the market price structure for the Products;

3.1.8   Take all reasonable and necessary steps to ensure that sales of Products to Persons in the Territory will be used for the internal requirements of the Persons acquiring the Products from Emergent and such Products are not acquired for purposes of resale or other transfer into the private or foreign public sectors;

3.1.9   Take all reasonable and necessary steps to ensure that its sales of Products to Persons in the Territory are under terms and conditions that do not undermine other existing or potential sales of Products outside the Territory; and

3.1.10	Provide periodic reports of its progress to Emergent, including the following:

(a)	an annual marketing plan to be provided on or before February 15, 2008 for the 2008 calendar year and on or before December 31, 2008 for subsequent years, if the Agreement is extended;

(b)

Provide a report of its progress to Emergent on a quarterly basis and at such additional times as is reasonably requested by Emergent. This document shall include, at a minimum, a report of Intergen’s progress during the preceding period, a list of all Contracts executed during the preceding period, and a summary of Intergen’s planned marketing and sales activities for the upcoming period;

(c)	an annual report that summarizes all marketing efforts and sales for each calendar year; and

(d)	such other reports as are reasonably requested by Emergent.

3.2.	Intergen shall perform the above-described obligations in accordance with the highest business standards and with its best efforts, and will not perform any acts that will or may reflect adversely upon the business, integrity, or goodwill of Emergent. Intergen shall not, and shall ensure that its officers, employees and agents do not, make any representation or give any warranty in relation to the Products other than those that are contained in Emergent’s then-current package insert, unless authorized by Emergent in advance and in writing. Intergen shall not sell, offer to sell, or offer pricing on Product to any customer directly, nor shall it accept orders or make contracts on behalf of Emergent, without Emergent’s prior written authorization. Intergen shall not incur any liability on behalf of Emergent or pledge Emergent’s credit.

3.3      Intergen shall provide Emergent with access to all invoices, books, accounts and records relating to Reimbursable Out-of-Pocket Expenses.

4.	DUTIES OF EMERGENT

Emergent shall:

4.1      Apply for the regulatory approvals and/or waivers necessary to sell Products in the Territory, with Intergen’s assistance;

4.2      Supply Intergen, at the expense of Emergent, with (i) such literature as Intergen shall reasonably request from time to time for the purpose of promoting sales of the Products within the Territory, provided that the information requested by Intergen does not contravene applicable regulatory restrictions on the promotion and sale of pharmaceutical products, and (ii) catalogs and such other information as, in Emergent's opinion, are necessary for proper presentation and solicitation of Product sales;

4.3      Forward to Intergen a copy of each order for Products in the Territory during the Term and each invoice associated with such order;

4.4      Permit Intergen, during the Term, to indicate that Intergen is the marketing representative of Emergent for the Products in the Territory, subject to such indication having been previously approved in writing by Emergent (such approval not to be unreasonably withheld or delayed), including by nameplate at its office and/or in written communications;

4.5      Provide Intergen with access to all invoices, books, accounts and records relating to the calculation of Net Sales;

4.6      Take, particularly in light of the preferred customer status to be granted to the USG in terms of pricing and the Products supplied, all reasonable and necessary steps to ensure that sales of Products to Persons in the Territory will be used for the internal requirements of the Persons acquiring the Products from Emergent and such Products are not acquired for purposes of resale or other transfer into the private or foreign public sectors;

4.7      Take all reasonable and necessary steps to ensure that sales of Products to Persons outside of the Territory are under terms and conditions that do not undermine sales of Products within the Territory; and

4.8      Advise Intergen, in writing, of all established policies and procedures of Emergent by which Intergen shall be expected to abide and shall promptly notify Intergen, in writing, of any changes to such policies and procedures.

5.	MUTUAL INDEMNIFICATION

5.1      Except to the extent of Emergent’s indemnity obligation under Section 5.2, below, Intergen shall indemnify, defend, and hold Emergent (including its officers, directors, employees, representatives and stockholders) harmless from and against any and all liabilities, claims, demands, damages, costs, expenses, or money judgments, including reasonable attorneys’ fees (collectively, “Liabilities”), incurred by or rendered against Emergent, that arise out of (a) the breach by Intergen of any of its representations, warranties, or obligations under this Agreement or (b) the gross negligence or willful misconduct of Intergen or anyone acting under or through Intergen.

5.2      Except to the extent of Intergen’s indemnity obligation under Section 5.1, above, Emergent shall indemnify and hold Intergen (including its officers, directors, employees, representatives and stockholders) harmless from and against any and all Liabilities incurred by or rendered against Intergen that arise out of (a) the Product’s failing to meet product specifications, including claims for product liability, (b) the breach by Emergent of any of its representations, warranties or obligations under this Agreement, or (c) the gross negligence or willful misconduct of Emergent or anyone acting under or through Emergent.

5.3      In no event shall either Party be liable under this Agreement to the other for any incidental, special, exemplary or consequential damages, even if it has been notified of the possibility of such damages.

6.	COMPENSATION AND EXPENSES

6.1      In compensation for the marketing services provided by Intergen under this Agreement, Emergent shall pay to Intergen a fee with respect to any Contract executed during the Term. The amount of the fee shall be seventeen and one-half percent (17.5%) of Net Sales. For the avoidance of doubt, no fee shall be due or payable to Intergen with respect to (a) any resales of Product made by the U.S. government or a foreign government in the Territory or (b) during the non-exclusive period, if any, sales procured by marketing representatives other than Intergen.

6.2      Intergen shall be responsible for all out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation all commissions and fees payable to third-party consultants, distributors, agents, and other representatives retained by Intergen or reasonably required or identified by a customer in the Territory for the execution of a Contract or the consummation of a sale thereunder in the Territory; provided that Emergent shall reimburse Intergen for Reimbursable Out-of-Pocket Expenses attributable to a particular Contract up to a maximum of [**] percent ([**]%) of each Net Sale associated with that Contract. For the avoidance of doubt, Intergen shall not be responsible for any commissions or fees paid to parties retained by Emergent at Emergent’s discretion.

6.3      A sale of Products to a customer in the Territory that results from a Contract that was executed prior to the expiration of the Term shall be deemed to be a sale under this Agreement for which Intergen shall be paid fees in accordance with Section 6.1, regardless of whether delivery of Product is completed or payment is made during the Term.

6.4      If Intergen produces a written firm order for the purchase of Product from a customer in the Territory prior to November 5, 2008, and such order results in the execution of a Contract for the sale of Product on or before May 5, 2009, Intergen shall be entitled to the fee provided in Section 6.1 and applicable reimbursement provided in Section 6.2.

6.5      Emergent shall provide Intergen with a report of Net Sales on a quarterly basis on or before the 15th day following the close of each calendar quarter. Within fifteen (15) days of receipt of each quarterly Net Sales report, Intergen shall issue to Emergent an invoice for the fee and reimbursement due for such quarter under Sections 6.1 and 6.2, above. The amounts due shall be paid by Emergent in Dollars within fifteen (15) business days after Emergent’s receipt of payment from the customer(s) corresponding to the amount covered in the invoice that Intergen issued to Emergent. Intergen shall deliver to Emergent an acknowledgement of receipt of any fee or reimbursement of expenses due hereunder within fourteen (14) days of receipt of payment.

6.6      In the event that Emergent fails to make any payment due under this Agreement to Intergen by the due date for such payment, Intergen may impose interest on the unpaid balance at the annual rate of twelve percent (12%), commencing as of the date on which the payment was due and continuing until payment in full is received by Intergen.

6.7      The Parties agree that Intergen may present additional sales opportunities to Emergent outside of the Territory on a non-exclusive basis; provided that nothing herein precludes Emergent from offering exclusive marketing rights to a third party outside the Territory at any time and Intergen shall not hold itself out as Emergent’s marketing representative or market, promote, or offer for sale Products in any territory not specifically authorized in advance by Emergent in writing. To the extent that Intergen presents to Emergent a sales opportunity outside of the Territory, the Parties shall negotiate in good faith the compensation due to Intergen, if any.

7.	TERM AND TERMINATION

7.1      This Agreement shall commence on the Effective Date and shall terminate on November 5, 2008, unless earlier terminated pursuant to the terms of the Agreement or extended by operation of Section 7.2, below, or by written amendment executed by a duly authorized representative of each Party.

7.2      This Agreement shall be extended automatically for an additional three (3) year term (November 5, 2008 through and including November 5, 2011) on the terms and conditions set forth herein, in the event that, on or prior to November 5, 2008:

7.2.1   Emergent executes one or more Contracts for the sale of Product to customers in the Territory (other than Contracts obtained through the activities of the Malaysian Venture) with an aggregate Contract Value of at least fifteen million Dollars ($15,000,000); or

7.2.2   Intergen procures a written firm order for at least fifteen million dollars ($15,000,000) for the purchase of Product from a customer in the Territory prior to November 5, 2008, and such order results in the execution of a Contract for the sale of Product in the Territory on or before May 5, 2009 with a Contract Value of at least fifteen million Dollars ($15,000,000). If the Contract Value includes options to purchase Product at the discretion of the customers and such options are not exercised within one (1) year from the date of the Contract, such that the

$15,000,000 threshold is not met, the extension shall terminate on the one year anniversary of the Contract.

7.3      If this Agreement is extended pursuant to Section 7.2, above, Emergent shall be entitled to immediately terminate this Agreement on written notice to Intergen if one or more customers in the Territory terminates a Contract or fails to honor a Contract to purchase Product from Emergent, such that the aggregate Gross Sales fail to reach the required $15,000,000 threshold.

7.4      Either Party may terminate this Agreement at any time by notice in writing to the other Party if the other Party commits a material breach of any of the material provisions of this Agreement and fails to remedy that breach within sixty (60) days from the date of the notice of breach.

7.5      The termination of this Agreement shall not affect any accrued rights or liabilities of either Party.

8.	DISPUTE RESOLUTION AND GOVERNING LAW

All disputes arising between the Parties shall be finally settled by binding arbitration before a single arbitrator in Lansing, Michigan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and may be enforced by any court of competent jurisdiction. This Agreement shall be governed by and construed in accordance with laws of the State of Michigan, excluding any conflicts of law rules that would refer the choice of law to another jurisdiction.

9.	NON-SOLICITATION

Intergen agrees that during the Term, and for a period of twelve (12) consecutive months after termination, Intergen will not i) directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any employee to leave the employ of Emergent or accept employment with any other person or entity, ii) directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of Emergent within the previous six (6) months to accept employment with any person or entity besides Emergent; and iii) solicit, interfere with, or endeavor to cause any customer, client, or business partner of Emergent to cease or reduce its relationship with Emergent or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with Emergent.

10.	EMERGENT AUTHORIZED REPRESENTATIVE

Intergen shall take direction and guidance in performing its services hereunder from Daniel J. Abdun-Nabi, Secretary of Emergent, or such other persons as Emergent may designate in writing.

11.	INDEPENDENT CONTRACTORS

With respect to the subject matter of this Agreement, the Parties are and remain independent contractors. This Agreement shall not be deemed to create a joint venture, partnership, association, or agency between the Parties. Nothing in this Agreement shall be construed to authorize Intergen to be a distributor, partner, or joint venturer with Emergent with respect to the Product. Intergen is not authorized to incur or create any obligation express or implied on behalf of Emergent or to bind Emergent in any manner whatsoever. The Parties understand and agree that this Agreement is not a contract of employment, or an offer to enter into a contract of employment. The Parties further agree that Intergen shall have sole control of the manner and means of performing the services. Emergent shall not have the right to require that Intergen or its employees do anything that would jeopardize the relationship of independent contractor between the Parties. Intergen shall have the right to appoint and shall be solely responsible for its own workforce.

12.	COMPLIANCE WITH LAWS

In performing its obligations hereunder, Intergen shall comply with all existing and future applicable treaties, laws, statutes, rules and regulations. Intergen covenants and agrees to perform its duties and responsibilities under this Agreement in accordance with the highest standards of ethical business conduct and will not engage in any acts or activities that are illegal or that may adversely affect or reflect on the business, integrity or goodwill of Emergent. Intergen agrees to take no action that it believes might cause itself or Emergent to be in violation of international, federal, state or local laws or regulations or of Emergent’s policies and procedures. Without limiting the generality of the foregoing, Intergen represents, warrants and agrees as follows:

12.1    Intergen will comply with all applicable laws and regulations regarding the promotion, marketing and sale of pharmaceutical products.

12.2    Intergen will comply with all applicable anti-bribery, anti-corruption and anti-gratuity laws, including the United States Foreign Corrupt Practices Act (“FCPA”). Intergen will prohibit its employees, representatives and other agents from involvement with the payment or giving of anything of value, either directly or indirectly, to an official of any government, political party or official thereof, any candidate for foreign political office, or any official of an international organization, for the purpose of influencing an act or decision in its official capacity, or inducing that official to use his/her influence with any government, to assist Emergent in obtaining or retaining business for or with, or directing business to, any person, or for obtaining an improper advantage. Intergen will ensure that no part of the fees paid by Emergent hereunder are used to make any improper or illegal payments.

12.3    At such times as may be requested by Emergent, Intergen will certify that: (1) it understands the requirements of all applicable anti-bribery, anti-corruption and anti-gratuity laws, including but not limited to the FCPA; (2) it has complied with all applicable laws and regulations and Emergent’s policies and procedures; (3) it has, specifically, not made, offered to give or agreed to give anything of value, directly or indirectly, whether in cash or in kind to or for the benefit of any government official, foreign official, political party, political party official, candidate for political office, or official of an international organization, for the purpose of carrying out this Agreement; and (4) it does not know or have any reason to believe that any employee, agent, representative or other person retained by Intergen has violated any of the foregoing.

12.4    Intergen acknowledges that EBSI, the parent company of Emergent, is a publicly traded company on the New York Stock Exchange. Intergen acknowledges that the laws and regulations prohibiting “insider trading,” including the purchase or sale of securities of a company while in the possession of material information that has not been generally disclosed in the marketplace. Intergen represents that it may have access to certain material nonpublic information of EBSI, Emergent, and/or their Affiliates and will not engage in insider trading or disclose such information to any third parties.

12.5    Intergen acknowledges that certain materials and information that may be provided under this Agreement may be subject to the export laws and regulations of the USG and other jurisdictions and that any use or transfer of such products and information may require authorization under applicable laws and regulations. The Parties agree that they will not use, distribute, transfer, view or transmit such products or information, except in compliance with applicable export control rules. The Parties also agree to sign written assurances and other export related documents as may be required for compliance with applicable export regulations.

12.6    Intergen will notify Emergent immediately if Intergen becomes aware of, or has reason to believe that there has been, a violation of any applicable treaty, statute, rule, or regulation.

12.7    In the event that Intergen violates applicable law, this Agreement will immediately terminate without the need for notice and Intergen will forfeit its right to any accrued and unpaid fees under this Agreement.

13.	CONFIDENTIALITY

13.1.   During the Term and for a period of five (5) years following the end of the Term, each Party will keep confidential, and not disclose to any third parties, any and all Confidential Information received from the other Party; provided that the Parties may disclose Confidential Information to potential customers, customers, employees, and agents to the extent reasonably necessary to implement the provisions of this Agreement. Prior to any such disclosure, the disclosing Party shall make such persons aware of its obligations of confidentiality under this Agreement and shall at all times use its best efforts to procure compliance by such persons therewith.

13.2.   Notwithstanding the provisions of Section 13.1, the Parties agree that the terms and conditions of this Agreement may be disclosed to the USG in connection with the negotiation of a procurement contract or the sale of any Product, or as otherwise required by law.

13.3.   Either Party may demand the return of the Confidential Information at any time by notice in writing given to the other Party. On the giving of such notice, the Party served with such notice shall deliver or procure the delivery to the other Party each and every original and copy of document or electronic file reproducing, containing, or embodying Confidential Information.

14.	FORCE MAJEURE

14.1.   The obligations of a Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm.

14.2.   In the event of either Party being so hindered or prevented such Party shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other Party. In the event that such cause continues for more than six (6) months, either Party may terminate this Agreement upon giving to the other Party not less than sixty (60) days' notice.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the Parties relating thereto.

16.	AMENDMENTS

No amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorized representative of each of the Parties.

17.	HEADINGS

Section headings shall not form part of this Agreement for the purposes of its interpretation.

18.	ASSIGNMENT

Neither Party shall, without the prior written consent of the other Party which shall not be unreasonably withheld or delayed, assign, transfer, sub-contract, charge, delegate or deal in any other manner with this Agreement or its rights or duties hereunder or part thereof, or purport to do any of the same, except that Emergent may assign this agreement to any Affiliate.

19.	WAIVER

The failure of a Party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

20.	COUNTERPARTS

This Agreement may be signed in two counterparts, both of which taken together shall constitute one and the same Agreement. Either Party may enter into the Agreement by signing either such counterpart.

21.	NOTICES

Any notice given under this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or confirmed facsimile to the address of the relevant Party set out in this Agreement or such other address as either Party may notify to the other from time to time. Notices delivered in accordance with this provision shall be deemed delivered on the day delivered by hand or confirmed facsimile and three (3) days after delivery by prepaid first-class post.

22.	REMEDIES NOT EXCLUSIVE

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing in law or in equity or by statute or otherwise.

23.	SEVERABILITY

If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then such provision shall be ineffective to the extent of the court's finding without affecting the enforceability or validity of the remaining provisions of this Agreement.

WHEREFORE, the Parties have executed and delivered this Agreement in two identical copies, each of which is deemed to be an original.

Intergen N.V.	Emergent BioDefense Operations Lansing Inc.

By: _/s/ Yasmine Gibellini________	By: __/s/ Robert G. Kramer, Sr.__

Name:	Yasmine Gibellini	Name:	Robert G. Kramer, Sr.
Title:	Chairman	Title:	President
Date:	March 6, 2008	Date: March 6, 2008

Schedule 1

Products

BioThrax® (Anthrax Vaccine Adsorbed)

Recombinant Protective Antigen (rPA) Anthrax Vaccine

Anthrax Immune Globulin

Recombinant Botulinum Vaccine

Botulinum Immune Globulin

Schedule 2

Territory

Bahrain

Jordan

Kuwait

Lebanon

Libya

Oman

Qatar

Saudi Arabia

United Arab Emirates